UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 3, 2025

VENU HOLDING CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Colorado	001-42422	82-0890721
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1755 Telstar Drive, Suite 501 Colorado Springs, Colorado	80920
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (719) 895-5483

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $.001 per share	VENU	NYSE AMERICAN

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Effective September 3, 2025, Venu Holding Corporation (the “Company”) entered into a Services Agreement (the “Services Agreement”) with Tixr, Inc. (“Tixr”). Under the Services Agreement Tixr will provide services as the exclusive ticketing sales platform (the “Services”) for the sale of tickets offered by the Company to the general public for admission to live and recorded music, entertainment, and related events at the Company’s mid-size indoor music venues in Colorado Springs, Colorado, Centennial, Colorado, and Gainesville, Georgia, plus one additional mid-size indoor music venue in a location to be determined (collectively, the “Venues”). Tixr will also have a right of first offer to serve as the exclusive ticketing provider for any and all additional indoor music hall venues that are built, opened, and operated by the Company or its affiliates during the term of the Services Agreement, which extends for an initial five-year period and automatically renews for successive two-year terms unless either the Company or Tixr provides written notice of the desire not to renew the Services Agreement (collectively, the “Term”). The Services Agreement and the Services to be provided by Tixr thereunder are governed by the Tixr General Terms and Conditions (the “Terms and Conditions”) and the Tixr Data Processing Policy, both of which are included as Schedule 1 and Schedule 2 to the Services Agreement.

In consideration for the Services, Tixr will be paid service fees in the amounts detailed in the “Service Fees” table in the Services Agreement (collectively, the “Fees”) as that provision may be amended from time to time by the parties, which service fees will ultimately be paid by the Company’s end users. The Services Agreement enables Tixr to hold back a portion of the Net Proceeds (as defined in the Terms and Conditions) payable to the Company for a thirty-day period following an event to cover any Fees and other amounts owed to Tixr. Pursuant to the Services Agreement, Tixr will also provide the Company with various other credits and benefits in addition to the Services, including a device credit, ticket stock, reimbursement for marketing efforts, and website-design services. In exchange, the Company must recognize Tixr as the Company’s “Exclusive Ticketing and Commerce Partner” and “Official Sponsor” at the Venues, include the Tixr logo and “Powered by Tixr” badge on the Company’s website for the Venues, provide other marketing and public-relations opportunities for Tixr through social-media support, email inclusions, and on-site branding, and allocate up to eight tickets for up to six events annually at the Venues with VIP upgrades and all-access credentials for Tixr to use.

The Services Agreement provides Tixr with special termination rights contingent on the Company opening certain venues within prescribed time periods. Tixr will have the right to terminate the Services Agreement if the Company does not open its third Venue prior to the commencement of the third year of the Term or its fourth Venue prior to the commencement of the fourth year of the Term. The Services Agreement also imposes certain annual minimum requirements for net sales that the Company must generate through Tixr’s platform (collectively, the “Annual Minimum”). The Company’s failure to reach the Annual Minimum will be deemed a material breach of the Services Agreement, upon which Tixr may exercise certain rights to increase its Commission Fee (as defined in the Terms and Conditions) or extend the Services Agreement until the Annual Minimum has been met in such contract year. Additionally, the Company must sell a defined minimum number of paid tickets per operational Venue per calendar year or an equivalent aggregate amount across the portfolio of Venues ticketed by Tixr.

In connection with the strategic agreement between Tixr and the Company, on September 3, 2025, Tixr made an equity investment in the Company. In exchange for Tixr’s investment, Tixr received 62,500 shares of the Company’s common stock (the “Shares”), which are subject to certain leak-out restrictions. The Shares were offered and sold to Tixr in reliance on the exemptions from compliance with the registration requirements of the Securities Act of 1933, as amended, provided in Section 4(a)(2) thereof and Rule 506(b) of Regulation D promulgated thereunder.

The foregoing description of the Services Agreement is not complete and is qualified in its entirety by reference to the Services Agreement, a copy of which is filed as Exhibit 10.1, to this Current Report on Form 8-K.

Item 3.02 Unregistered Sales of Equity Securities

The information set forth under Item 1.01 of this Current Report on Form 8-K that relates to the offer and sale of the Shares is incorporated by reference into this Item 3.02.

Item 8.01 Other Events.

On September 4, 2025, the Company issued a press release announcing its strategic agreement with Tixr. The press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1†	Tixr Services Agreement, effective September 3, 2025, between Venu Holding Corporation and Tixr, Inc.
99.1	Press Release of the Company, dated September 4, 2025
104	Cover page Interactive Data File (embedded within the Inline XBRL document)

†	Certain portions of this exhibit have been omitted because they are not material, would be competitively harmful if publicly disclosed, and are of the type that the registrant treats as private or confidential.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENU HOLDING CORPORATION

(Registrant)

Dated: September 9, 2025	By:	/s/ J.W. Roth
J.W. Roth
Chief Executive Officer and Chairman